Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Kairos Pharma, Ltd., on Form S-8 of our report dated April 15, 2025, with respect to our audits of the consolidated financial statements of Kairos Pharma, Ltd. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 appearing which report is included in this Annual Report on Form 10-K of Kairos Pharma Ltd. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Los Angeles, CA

April 15, 2025